EXHIBIT 99.(a)(5)

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES
THE RESULTS OF ITS ANY AND ALL TENDER OFFER

Houston, TEXAS (June 10, 2009) – Weingarten Realty Investors (NYSE: WRI) announced today the final results of the offer (the "Any and All Offer") for any and all of its outstanding notes in the table below (the "Non-Convertible Notes").  The Any and All Offer expired at 5 p.m., New York City time, on June 9, 2009 (the "Any and All Expiration Date").  Weingarten has accepted for payment all Non-Convertible Notes validly tendered and not validly withdrawn pursuant to the Any and All Offer.  Based on information received from Global Bondholder Services Corporation, Weingarten's Information Agent, the following table summarizes, among other things, the aggregate principal amount of each of the Non-Convertible Notes validly tendered and not validly withdrawn at or before the Any and All Expiration Date.  Weingarten expects that the applicable payments for the Non-Convertible Notes purchased pursuant to the Any and All Offer will be made by Global Bondholder Services Corporation, on behalf of Weingarten, in same-day funds on June 10, 2009.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered	Percentage of Outstanding Amount Tendered
948741AD5	7.000% Senior Unsecured Notes due July 15, 2011	$200,000,000	$82,330,000	41.17%
94874RAV8	7.070% Medium Term Notes due June 26, 2009	$12,000,000	$10,000	0.08%
94874RBH8	7.350% Medium Term Notes due July 20, 2009	$20,000,000	$0	0.00%
94874RBN5	7.400% Medium Term Notes due December 21, 2010	$10,000,000	$0	0.00%
94874RAQ9	7.440% Medium Term Notes due August 19, 2011	$15,000,000	$5,035,000	33.57%
94874RBP0	7.500% Medium Term Notes due December 19, 2010	$15,000,000	$14,070,000	93.80%
94874RBJ4	8.250% Medium Term Notes due January 22, 2010	$10,500,000	$1,500,000	14.29%

Based on the aggregate principal amount of Non-Convertible Notes purchased as a result of the Any and All Offer, and in accordance with the terms and conditions described in the Offer to Purchase dated June 1, 2009 (the "Offer to Purchase") and the related Letter of Transmittal (together, the "Maximum Tender Offer"), the aggregate principal amount of $247,055,000 is available to Weingarten to purchase a portion of its 3.950% Convertible Senior Unsecured Notes due August 1, 2026 (the "Convertible Notes").

J.P. Morgan Securities Inc. is the Dealer Manager and Global Bondholder Services Corporation is acting as the Depositary and Information Agent for the Any and All Offer and the Maximum Tender Offer (together, the "Offers").

For additional information regarding the terms of the Offers please contact:  J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect).  Requests for documents and questions regarding the tendering of Non-Convertible Notes and Convertible Notes may be directed to Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and markets in which Weingarten operates, management's beliefs, and assumptions made by management. It is important to note that Weingarten's actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Reference is made to Weingarten's regulatory filings with the Securities and Exchange Commission for information or factors that may impact Weingarten's performance.

About Weingarten Realty Investors

As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE: WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company's portfolio of 404 properties includes 323 neighborhood and community shopping centers and 81 industrial properties. Including tenant-owned square footage, the Company's portfolio currently totals approximately 73 million square feet under management. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,300 tenants comprising less than 3% of its rental revenues. To learn more about the Company's operations and growth strategies, please visit www.weingarten.com.